The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these notes until the Pricing Supplement is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any state where such offer or sale is not permitted.
Subject to Completion. Dated October 12, 2020
Filed Pursuant to Rule 424(b)(2) Registration No. 333-228614
The Bank of Nova Scotia
$            Callable Contingent Coupon Trigger Notes
Linked to the Least Performing of the Russell 2000® Index and the EURO STOXX® Banks Index Due October 21, 2025
The notes do not pay a fixed coupon and may pay no contingent coupon on a coupon payment date. The amount that you will be paid on your notes is based on the performance of the Russell 2000® Index and the EURO STOXX® Banks Index (each, a “reference asset”). The notes will mature on the maturity date (expected to be October 21, 2025), unless we redeem them prior to maturity.
We may redeem your notes on any coupon payment date, beginning with the coupon payment date in April 2021 and ending on the coupon payment date in July 2025, at a redemption price of 100% of their principal amount plus any contingent coupon otherwise due on the relevant coupon payment date.
If we have not redeemed your notes, if the closing level of each reference asset on a coupon observation date (expected to be the 10th trading day for all reference assets prior to each coupon payment date) is equal to or greater than 65.00% of its initial level (set on the trade date), you will receive on the applicable coupon payment date (expected to be the 21st day of each January, April, July and October, commencing in January 2021 and ending in October 2025) a contingent coupon of $21.875 for each $1,000 principal amount of your notes. If the closing level of any reference asset on any coupon observation date is less than 65.00% of its initial level, you will not receive a contingent coupon on the corresponding coupon payment date.
If we do not redeem your notes, the amount that you will be paid on your notes at maturity, in addition to any contingent coupon otherwise due, will be based on the performance of the least performing reference asset, which is the reference asset with the lowest percentage change. The percentage change of each reference asset is the percentage increase or decrease in its final level, which is the closing level of such reference asset on the final valuation date (expected to be October 7, 2025), from its initial level. The least performing percentage change will be the percentage change of the least performing reference asset.
At maturity, for each $1,000 principal amount of your notes you will receive an amount in cash equal to:
●	if the final level of each reference asset is equal to or greater than 65.00% of its initial level, $1,000 plus a contingent coupon calculated as described above; or
●
if the final level of any reference asset is less than 65.00% of its initial level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the least performing percentage change. You will receive less than 65.00% of the principal amount of your notes and no contingent coupon.

If the final level of any reference asset is less than 65.00% of its initial level, the return on your notes will be negative and will equal the least performing percentage change. Specifically, you will lose 1% for every 1% that the final level of the least performing reference asset is less than its initial level, and you could lose up to your entire investment in the notes. In such event, you will receive less than the principal amount of your notes and no contingent coupon. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-16 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $885.00 and $925.00 per $1,000 principal amount, which will be less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-16 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total
Original Issue Price	100.00%	$
Underwriting commissions[1]	Up to 4.00%	$
Proceeds to The Bank of Nova Scotia[1]	At least 96.00%	$
1 For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, accompanying prospectus supplement or accompanying product prospectus supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer

Pricing Supplement dated October , 2020

The Callable Contingent Coupon Trigger Notes Linked to the Least Performing of the Russell 2000® Index and the EURO STOXX® Banks Index Due October 21, 2025 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of any of the reference assets and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The return on your notes will relate to the price return of the least performing reference asset and will not include a total return or dividend component. The notes are derivative products based on the performance of the least performing reference asset. The notes do not constitute a direct investment in any of the respective shares, units or other securities represented by any reference asset. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the notes from us for distribution to other registered broker dealers or will offer the notes directly to investors. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-36 of the accompanying product prospectus supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” on page P-16.
The economic terms of the notes (including the contingent coupon, coupon barrier and trigger level) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $     per $1,000 principal amount).
Prior to                 , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 6 months). On and after               , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.
We urge you to read the “Additional Risks” beginning on page P-16 of this pricing supplement.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, accompanying prospectus supplement, and accompanying product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the "Bank”)

Issue:	Senior Note Program, Series A

CUSIP / ISIN:	064159XT8 / US064159XT88

Type of Notes:	Callable Contingent Coupon Trigger Notes

Reference Assets:
The Russell 2000® Index (Bloomberg Ticker: RTY) and the EURO STOXX® Banks Index (Bloomberg Ticker: SX7E). We may refer to the Russell 2000® Index as the “RTY” and the EURO STOXX® Banks Index as the “SX7E” herein.

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Principal Amount:
$1,000 per note; $[●] in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of the final pricing supplement.

Original Issue Price:	100% of the principal amount of each note

Currency:	U.S. dollars

Trade Date:	Expected to be October 16, 2020

Original Issue Date:	Expected to be October 21, 2020 (to be determined on the trade date and expected to be the 3rd business day after the trade date)

We expect that delivery of the notes will be made against payment therefor on or about the 3rd business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on or prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Final Valuation Date:	The last coupon observation date, expected to be October 7, 2025 (to be determined on the trade date), subject to postponement as described under “—Coupon Observation Dates” below

Maturity Date:
Expected to be October 21, 2025 (to be determined on the trade date and expected to be the 9th business day after the final valuation date), subject to adjustment due to a market disruption event, a non-trading day or a non-business day as described in more detail under “—Coupon Payment Dates” below and “General Terms of the Notes—Maturity Date” on page PS-18 in the accompanying product prospectus supplement

Contingent Coupon:
Subject to the early redemption feature, on each coupon payment date, for each $1,000 principal amount of your notes, we will pay you an amount in cash equal to:
o    if the closing level of each reference asset is equal to or greater than its coupon barrier on the related coupon observation date, $21.875; or
o     If the closing level of any reference asset is less than its coupon barrier on the related coupon observation date, $0.

Contingent coupons on the notes are not guaranteed. You will not receive a contingent coupon on a coupon payment date if the closing level of any reference asset is less than its coupon barrier on the related coupon observation date.

Coupon Barrier:	With respect to the RTY, [●] (to be set on the trade date)

With respect to the SX7E, [●] (to be set on the trade date)

In each case, equal to 65.00% of the initial level of such reference asset

Coupon Observation Dates:
To be determined on the trade date and expected to be the 10th trading day for all reference assets prior to each coupon payment date, provided that the final coupon observation date will be the final valuation date.

If a market disruption event occurs or is continuing with respect to a reference asset on any coupon observation date, then such coupon observation date for the affected reference asset will be postponed to the first following trading day with respect to that reference asset on which the calculation agent determines that no market disruption event occurs or is continuing with respect to that reference asset. If a market disruption event occurs or is continuing with respect to a reference asset on each trading day to and including the seventh trading day following the originally scheduled coupon observation date, then that seventh trading day will be deemed to be the applicable coupon observation date for the affected reference asset and the closing level for the affected reference asset for such coupon observation date will be determined (or, if not determinable, estimated) by the calculation agent on that seventh trading day, regardless of the occurrence or continuation of a market disruption event with respect to such reference asset on that day. In such an event, the calculation agent will estimate the closing level of the affected reference asset that would have prevailed in the absence of the market disruption event.

For the avoidance of doubt, if on any coupon observation date no market disruption event is occurring with respect to a particular reference asset, the closing level for such reference asset will be determined on the originally scheduled coupon observation date irrespective of the occurrence of a market disruption event with respect to any other reference asset.

For a description of events that constitute a market disruption event see “General Terms of the Notes—Market Disruption Events” beginning on page PS-20 in the accompanying product prospectus supplement. Each coupon observation date will be a “valuation date” in the accompanying product prospectus supplement.

Coupon Payment Dates:
To be determined on the trade date and expected to be the 21st calendar day of each January, April, July and October, commencing in January 2021, except that the coupon payment date with respect to the final valuation date will be the maturity date.

If we elect to redeem the notes early on a coupon payment date, such coupon payment date will be the “early redemption date”.

If a coupon observation date is postponed for any reference asset as described under “—Coupon Observation Dates” above, the related coupon payment date will also be postponed to maintain the same number of business days following the latest postponed coupon observation date as existed prior to such postponement(s).

Early Redemption Feature:
We may redeem the notes early, at our option, in whole but not in part, on any coupon payment date, commencing in April 2021 and ending in July 2025. If the notes are subject to an early redemption on a coupon payment date, we will pay on such coupon payment date an amount in cash for each $1,000 principal amount of the notes equal to $1,000 plus the contingent coupon otherwise due with respect to the related coupon observation date. Following an early redemption, no further payments will be made on the notes. Before we elect to redeem the notes, we will deliver written notice to the trustee at least ten business days prior to the early redemption date.

Principal at Risk:
You may lose all or a substantial portion of your initial investment at maturity if the notes are not subject to an early redemption and there is a percentage decrease in the least performing reference asset of more than 35.00% from its initial level to its final level.

Purchase at amount other than principal amount:
The amount we will pay you upon an early redemption or at maturity will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date or, if the notes are redeemed early, the applicable coupon payment date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. If you purchase your notes at a premium to the principal amount, the notes are not redeemed early and the final level of the least performing reference asset is less than its trigger level, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount. Similarly, any return from any contingent coupon received on the notes will be lower than it would have been had you purchased the notes at the principal amount, relative to your initial investment. See “Additional Risks—If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” in this pricing supplement.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates will sell the notes to GS&Co. at a discount reflecting commissions of up to $40.00 per $1,000 principal amount of the notes. GS&Co. proposes initially to offer the notes to the public and to certain securities dealers at the original issue price set forth on the cover of this pricing supplement. A fee will also be paid to SIMON Markets LLC, a broker-dealer affiliated with GS&Co., in connection with the distribution of the notes.

At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the original issue date. See “Additional Risks—Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Payment at Maturity:
If the notes are not redeemed early, for each $1,000 principal amount of your notes, in addition to the final contingent coupon, if any, we will pay you on the maturity date an amount in cash equal to:

o If the final level of each reference asset is equal to or greater than its trigger level, $1,000; or
o If the final level of any reference asset is less than its trigger level, $1,000 + ($1,000 x least performing percentage change)

In this case you will suffer a percentage loss on your initial investment equal to the negative percentage change of the least performing reference asset. Specifically, you will lose 1% of your principal amount of the notes for each 1% that the final level of the least performing reference asset is less than its initial level, and you could lose up to your entire initial investment. In such event, you will receive less than the principal amount of your notes and no contingent coupon.

Closing Level:
As used herein, for each reference asset, the “closing level” of the reference asset on any date will be determined based upon the closing level of such reference asset published on the applicable Bloomberg Professional® service (“Bloomberg”) page (with respect to the RTY, the Bloomberg page “RTY <Index>” and with respect to the SX7E, the Bloomberg page “SX7E <Index>”) or any successor page on Bloomberg or any successor service, as applicable, on such date. Currently, whereas the sponsor of the RTY publishes the official closing level of the RTY to six decimal places, Bloomberg reports the closing level of the RTY to fewer decimal places. As a result, the closing level of the RTY reported by Bloomberg may be lower or higher than the official closing level of the RTY published by the sponsor.

In certain special circumstances, the closing level for a reference asset will be determined by the calculation agent, in its discretion. See “—Coupon Observation Dates” above and in the accompanying product prospectus supplement under “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-19 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-20.

Initial Level:	With respect to the RTY, [●] (to be set on the trade date)

With respect to the SX7E, [●] (to be set on the trade date)

In each case equal to the closing level of such reference asset on the trade date

Final Level:	For each reference asset, the closing level of such reference asset on the final valuation date.

Percentage Change:	For each reference asset, the percentage change, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:

final level – initial level initial level

For the avoidance of doubt, the percentage change may be a negative value.

Least Performing Reference Asset:	The reference asset with the lowest percentage change

Least Performing Percentage Change:	The percentage change of the least performing reference asset

Trigger level:	With respect to the RTY, [●] (to be set on the trade date) With respect to the SX7E, [●] (to be set on the trade date) In each case, equal to 65.00% of the initial level of such reference asset

Form of Notes:	Book-entry

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law).  Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product prospectus supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes

Clearance and Settlement:	Depository Trust Company

Trading Day:
(i) With respect to the RTY, a day on which the respective principal securities markets for all of the reference asset constituent stocks are scheduled to be open for trading, the sponsor is scheduled to be open for business and the reference asset is expected to be calculated and published by the sponsor. (ii) With respect to the SX7E, a day on which the reference asset is expected to be calculated and published by the sponsor, regardless of whether one or more of the principal securities markets for the reference asset constituent stocks are closed on that day. For each reference asset, “reference asset constituent stocks” means the stocks comprising such reference asset. For each reference asset, “sponsor” means the sponsor of such reference asset.

Business Day:	New York and Toronto

Regular Record Dates:	The scheduled Business Day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Terms Incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-15 in the accompanying product prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act.

Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the notes and you could lose your entire investment.

ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated December 26, 2018 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated December 26, 2018, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product prospectus supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002483/bn50682441-424b2.htm
Prospectus Supplement dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002473/bn50676984-424b3.htm
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm

INVESTOR SUITABILITY
The notes may be suitable for you if:
•
You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk that you may receive few or no contingent coupons over the term of the notes and the risk that you may lose all or a substantial portion of your initial investment.

•
You understand and accept that an investment in the notes is linked to the performance of the least performing reference asset and not a basket of the reference assets, that you will be exposed to the individual market risk of each reference asset on each coupon observation date (including the final valuation date) and that you may lose all or a substantial portion of your initial investment if the notes are not redeemed early and the closing level of any reference asset is less than its trigger level on the final valuation date.

•
You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that, if the notes are not redeemed early and the final level of any reference asset is less than its trigger level, has the same downside market risk as a hypothetical investment in the least performing reference asset or its reference asset constituent stocks.

•
You do not seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income and you are willing to forgo dividends or other distributions on the reference asset constituent stocks

•
You believe the closing level of each reference asset will be equal to or greater than its coupon barrier on the specified coupon observation dates and the final level of each reference asset will be equal to or greater than its trigger level on the final valuation date.

•
You can accept that the risks of each reference asset are not mitigated by the performance of any other reference asset and the risks of investing in securities with a return based on the performance of multiple reference assets.

•
You are willing to have your return limited by the early redemption feature and you understand and accept that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You understand and accept that you will not participate in any appreciation of any reference asset and that your potential return is limited to the contingent coupons specified herein.
•	You are willing to invest in the notes based on the contingent coupon, coupon barriers and trigger levels specified on the cover hereof.
•
You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the reference assets or in the prices of the reference asset constituent stocks.

•
You are willing to invest in notes that we may redeem early and you are otherwise willing to hold the notes to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the notes.

•	You understand and accept the risks associated with the reference assets.
•
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The notes may not be suitable for you if:
•
You do not fully understand or are unwilling or unable to accept the risks inherent in an investment in the notes, including the risk that you may receive few or no contingent coupons and the risk that you may lose all or a substantial portion of your initial investment.

•
You do not understand or are unwilling to accept that an investment in the notes is linked to the performance of the least performing reference asset and not a basket of the reference assets, that you will be exposed to the individual market risk of each reference asset on each applicable coupon observation date (including the final valuation date) and that you may lose all or a substantial portion of your initial investment if the notes are not redeemed early and the closing level of any reference asset is less than its trigger level on the final valuation date.

•	You require an investment designed to guarantee a full return of principal at maturity.
•
You cannot tolerate a loss of all or a substantial portion of your initial investment or are unwilling to make an investment that, if the notes are not redeemed early and the final level of any reference asset is less than its trigger level, has the same downside market risk as a hypothetical investment in the least performing reference asset or its reference asset constituent stocks.

•
You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income and/or you prefer an investment that entitles you to receive dividends or distributions on the reference asset constituent stocks.

•
You believe the closing level of at least one reference asset will be less than its coupon barrier on one or more coupon observation dates or that the final level of any reference asset will be less than its trigger level on the final valuation date.

•
You cannot accept that the risks of each reference asset are not mitigated by the performance of any other reference asset or the risks of investing in securities with a return based on the performance of multiple reference assets.

•	You seek an investment that participates in the full appreciation of the levels of the reference assets or that has unlimited return potential.
•	You are unwilling to invest in the notes based on the contingent coupon, coupon barriers or trigger levels specified on the cover hereof.
•
You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the reference assets or in the prices of the reference asset constituent stocks.

•
You are unable or unwilling to invest in notes that we may elect to redeem early or are unable or unwilling to hold the notes to maturity, a term of approximately 5 years, or you seek an investment for which there will be a secondary market.

•	You do not understand or are unwilling to accept the risks associated with the reference assets.
•	You are not willing to assume the credit risk of the Bank for all payments under the notes.
The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-6 of the accompanying product prospectus supplement and "Risk Factors" beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL EXAMPLES
The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels and final levels of the reference assets on a coupon observation date and on the final valuation date, respectively, could have on the amount payable on a coupon payment date or the payment at maturity, as the case may be, assuming all other variables remain constant.
The examples below are based on a range of closing levels that are entirely hypothetical; the levels of the reference assets on any day throughout the term of the notes, including the closing levels on any coupon observation date or the final levels on the final valuation date, cannot be predicted. The reference assets have been highly volatile in the past, meaning that the levels of the reference assets have changed considerably in relatively short periods, and their performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to an early redemption date or the maturity date, as the case may be. If you sell your notes in a secondary market prior to an early redemption or the maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference assets, the correlation of the reference assets and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by us) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks—The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Contingent coupon	$21.875
Coupon barrier	With respect to each reference asset, 65.00% of its initial level
Trigger level	With respect to each reference asset, 65.00% of its initial level
Neither a market disruption event nor a non-trading day occurs on an originally scheduled coupon observation date (including the originally scheduled final valuation date)
No change in or affecting any of the reference asset constituent stocks or the method by which the applicable sponsor calculates any reference asset
Notes purchased on the original issue date at the principal amount and held to the maturity date or early redemption date

Moreover, we have not yet set the initial levels that will serve as the baseline for determining the contingent coupon payable on any coupon payment date, the percentage changes and the amount that we will pay on your notes upon an early redemption or at maturity. We will not do so until the trade date. As a result, the actual initial levels may differ substantially from the levels of the reference assets prior to the trade date.
For these reasons, the actual performance of the reference assets over the term of your notes, the actual closing levels of the reference assets on any coupon observation date, the contingent coupon payable, if any, on any coupon payment date, as well as the amount payable upon an early redemption or at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the reference assets shown elsewhere in this pricing supplement. For information about the historical levels of the reference assets, see “Information Regarding the Reference Assets” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the reference assets between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset constituent stocks.
Hypothetical Contingent Coupon Payments
The examples below show hypothetical performances of each reference asset as well as the hypothetical contingent coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 principal amount of the notes if the notes have not been redeemed early and the closing level of each reference asset is greater than or equal to its coupon barrier on the applicable coupon observation date.
Scenario 1
Hypothetical Coupon Observation Date	Hypothetical Closing Level of the RTY (as Percentage of its Initial Level)	Hypothetical Closing Level of the SX7E (as Percentage of its Initial Level)	Hypothetical Contingent Coupon
First	40.00%	68.00%	$0.000
Second	25.00%	120.00%	$0.000
Third	70.00%	75.00%	$21.875
Fourth	80.00%	35.00%	$0.000
Fifth	25.00%	45.00%	$0.000
Sixth	110.00%	105.00%	$21.875
Seventh	20.00%	30.00%	$0.000
Eighth	85.00%	60.00%	$0.000
Ninth	75.00%	35.00%	$0.000
Tenth	40.00%	80.00%	$0.000
Eleventh	50.00%	105.00%	$0.000
Twelfth to Nineteenth	30.00%	60.00%	$0.000
Final Valuation Date	75.00%	35.00%	$0.000
		Total Hypothetical Coupons:	$43.75
In Scenario 1, the hypothetical closing level of each reference asset increases and decreases by varying amounts on each hypothetical coupon observation date. Because the hypothetical closing level of each reference asset on each of the third and sixth hypothetical coupon observation dates is greater than or equal to its hypothetical coupon barrier, you would receive the hypothetical contingent coupon with respect to each of the third and sixth hypothetical coupon observation dates. Because the hypothetical closing level of at least one reference asset on all of the other hypothetical coupon observation dates is less than its hypothetical coupon barrier, no other contingent coupons would be paid, including at maturity. The total of the hypothetical contingent coupons you would receive in Scenario 1 is $43.75.
In addition, because the SX7E has the lowest percentage change, the SX7E is the least performing reference asset. In this scenario, you would receive a payment at maturity of 35.00% of the principal amount of your notes. Accordingly, the total return on your notes in this scenario would be -60.625%.

Scenario 2
Hypothetical Coupon Observation Date	Hypothetical Closing Level of the RTY (as Percentage of its Initial Level)	Hypothetical Closing Level of the SX7E (as Percentage of its Initial Level)	Hypothetical Contingent Coupon
First	40.00%	140.00%	$0.000
Second	25.00%	65.00%	$0.000
Third	70.00%	30.00%	$0.000
Fourth	40.00%	60.00%	$0.000
Fifth	25.00%	75.00%	$0.000
Sixth	60.00%	105.00%	$0.000
Seventh	20.00%	20.00%	$0.000
Eighth	85.00%	55.00%	$0.000
Ninth	110.00%	35.00%	$0.000
Tenth	40.00%	30.00%	$0.000
Eleventh	30.00%	70.00%	$0.000
Twelfth to Nineteenth	30.00%	40.00%	$0.000
Final Valuation Date	25.00%	75.00%	$0.000
		Total Hypothetical Coupons:	$0.000
In Scenario 2, the hypothetical closing level of each reference asset increases and decreases by varying amounts on each hypothetical coupon observation date. Because the hypothetical closing level of at least one reference asset on each hypothetical coupon observation date is less than its hypothetical coupon barrier, you will not receive any contingent coupons during the term of the notes. The total of the hypothetical contingent coupons you would receive in Scenario 2 is $0.000. Because the RTY has the lowest percentage change, the RTY is the least performing reference asset. In this scenario, you would receive a payment at maturity of 25.00% of the principal amount of your notes and total return on your notes would be -75.00%.
Scenario 3
Hypothetical Coupon Observation Date	Hypothetical Closing Level of the RTY (as Percentage of its Initial Level)	Hypothetical Closing Level of the SX7E (as Percentage of its Initial Level)	Hypothetical Contingent Coupon
First	35.00%	45.00%	$0.000
Second*	104.00%	110.00%	$21.875
		Total Hypothetical Coupons:	$21.875
*The hypothetical coupon payment date corresponding to this hypothetical coupon observation date is the first coupon payment date on which the notes may be redeemed early.
In Scenario 3, the hypothetical closing level of each reference asset is less than its hypothetical coupon barrier on the first hypothetical coupon observation date but increases to a level that is greater than its hypothetical coupon barrier on the second hypothetical coupon observation date (which corresponds to the first coupon payment date on which the notes may be redeemed early). Further, we also exercise our early redemption right on the second hypothetical coupon payment date. Therefore, on the second hypothetical coupon payment date (which is the hypothetical early redemption date), in addition to the hypothetical contingent coupon of $21.875, you will receive an amount in cash equal to $1,000 for each $1,000 principal amount of your notes. In this scenario, your total return on the notes would be 2.1875%.

Hypothetical Payment at Maturity
If the notes are not redeemed early, the payment at maturity we would pay for each $1,000 principal amount of your notes will depend on the performance of the least performing reference asset on the final valuation date, as shown in the table below. The table below assumes that the notes have not been redeemed early and reflects the hypothetical payment at maturity that you could receive. The levels in the left column of the table below represent hypothetical final levels of the least performing reference asset and are expressed as percentages of its initial level. The amounts in the right column of the table below represent the hypothetical payment at maturity, based on the corresponding hypothetical final level of the least performing reference asset, and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the offered notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final level of the least performing reference asset and the assumptions noted above.
The Notes Have Not Been Redeemed Early
Hypothetical Final Level of the Least Performing Reference Asset (as Percentage of its Initial Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
80.000%	100.000%*
70.000%	100.000%*
65.000%	100.000%*
64.999%	64.999%
50.000%	50.000%
40.000%	40.000%
30.000%	30.000%
20.000%	20.000%
10.000%	10.000%
0.000%	0.000%
* Does not include the final contingent coupon
If, for example, the notes have not been redeemed early and the final level of the least performing reference asset were determined to be 25.000% of its initial level, the payment at maturity that we would pay on your notes would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). In addition, if the final level of the least performing reference asset were determined to be 175.000% of its initial level, the payment at maturity that we would pay on your notes (in addition to the contingent coupon with respect to the final valuation date) would be limited to 100.000% of each $1,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to maturity, you would not benefit from any increase in the final level of the least performing reference asset over its initial level beyond the returns represented by the contingent coupons on the notes.
Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank.  If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
The amounts payable on the notes on a coupon payment date, upon an early redemption or at maturity shown above are entirely hypothetical; they are based on hypothetical levels of the reference assets that may not be achieved on a coupon observation date (including the final valuation date) and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical contingent coupons or hypothetical payments upon an early redemption or at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments of any contingent coupons or upon an early redemption or at maturity on the notes held to an early redemption date or the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” in this pricing supplement.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.
We cannot predict the actual closing levels of the reference assets on any coupon observation date (including the final valuation date), or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the levels of the reference assets and the market value of your notes at any time prior to the maturity date. The actual contingent coupon, if any, that you will receive on a coupon payment date, the actual amount that you will receive upon an early redemption or at maturity, and the rate of return on the offered notes, will depend on the actual initial levels, which we will set on the trade date, and the actual closing levels on the coupon observation dates or final levels, as applicable, to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, any amount of cash to be paid in respect of your notes on a coupon payment date or on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS
An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 5 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement.
The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes will exceed the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or had been lower.
Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.
The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates
The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes
GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” above) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” above. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.
GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “The notes lack liquidity” below.
Risk of loss at maturity
You may lose all or a substantial portion of your investment in the notes. If the notes are not redeemed early, the payment at maturity depends on the percentage change of the least performing reference asset. The Bank will only repay you the full principal amount of your notes if the final level of each reference asset is equal to or greater than its trigger level and therefore the least performing percentage change is equal to or greater than -35.00%. If the final level of any reference asset is less than its trigger level, and therefore the least performing percentage change is less than -35.00%, you will have a loss for each $1,000 principal amount of your notes equal to the product of (i) the least performing percentage change times (ii) $1,000. Specifically, if the final level of any reference asset is less than its trigger level, you will lose 1% of your principal amount of the notes for each 1% that the final level of the least performing reference asset is less than its initial level. Accordingly, you may lose up to your entire investment in the notes if the notes are not redeemed early and the percentage decline of the least performing reference asset from its initial level to its final level is greater than 35.00%.
The return on your notes may change significantly despite only a small change in the level of the least performing reference asset
If your notes are not redeemed early and the final level of the least performing reference asset is less than its trigger level, you will receive less than the principal amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final level of the least performing underlying asset to its trigger level will not result in a loss of principal on the notes, a decrease in the final level of the least performing reference asset to less than its trigger level will result in a loss of a significant portion of the principal amount of the notes despite only a small incremental change in the level of the least performing reference asset.
You may not receive any contingent coupons with respect to your notes
You may not receive any contingent coupons with respect to your notes. You will receive a contingent coupon on a coupon payment date only if the closing level of each reference asset is equal to or greater than its coupon barrier on the corresponding coupon observation date. If the closing level of any reference asset is less than its coupon barrier on a coupon observation date, you will not receive a contingent coupon on the applicable coupon payment date. If the closing level of any reference asset is less than its coupon barrier on each coupon observation date over the term of the notes, you will not receive any contingent coupons during the term of, and you will not receive a positive return on, your notes. Generally, this non-payment of any contingent coupon will coincide with a greater risk of principal loss on your notes.
The potential positive return on the notes is limited to the contingent coupons paid on the notes, if any, regardless of any appreciation of any reference asset
The potential positive return on the notes is limited to any contingent coupons paid, meaning any positive return on the notes will be composed solely by the sum of any contingent coupons paid over the term of the notes, regardless of any appreciation of any reference asset. Further, if the notes are redeemed early, you will not receive any contingent coupons or any other payment in respect of any coupon observation dates after the early redemption date. Because the notes may be subject to an early redemption, the total return on the notes could be less than if the notes had been outstanding until maturity. Therefore, if the appreciation of any reference asset exceeds the sum of any contingent coupons actually paid on the notes, the return on the notes will be less than the return on a hypothetical direct investment in such reference asset, in a security directly linked to the positive performance of such reference asset or in an investment in its reference asset constituent stocks.
The contingent repayment of principal applies only upon early redemption or on the maturity date
You should be willing to hold your notes to an early redemption or the maturity date. If you are able to sell your notes prior to an early redemption or the maturity date in the secondary market, the price you receive will likely not reflect the full economic value of the payment upon an early redemption or at maturity and any return on the notes may be less than such payment, even if the amount you receive is greater than the principal amount. You can receive the full benefit of the early redemption feature and the payment at maturity only if you hold your notes to an early redemption or the maturity date, as applicable, and we elect to redeem the notes early or the closing level of each reference asset on the final valuation date is greater than or equal to its trigger level, as the case may be.
Additionally, if you are able to sell your notes prior to an early redemption or the maturity date in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each reference asset at such time is equal to or greater than its initial level or trigger level, respectively.
We are able to redeem your notes at our option
We may redeem the notes early, at our option, in whole but not in part, on any coupon payment date, commencing in April 2021 and ending in July 2025. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason. Therefore, the term for your notes may be reduced to as short as approximately 6 months. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event that we redeem the notes prior to maturity. For the avoidance of doubt, if your notes are redeemed early, no discounts, commissions or fees described herein will be rebated or reduced.
It is more likely that we will elect to redeem the notes early when the expected contingent coupons payable on the notes are greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us redeeming the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the redeemed notes in an equivalent investment with a similar contingent coupon rate. To the extent you are able to reinvest such proceeds in an investment comparable to the notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes. We are less likely to redeem the notes early when the expected contingent coupons payable on the notes are less than the interest that would be payable on other comparable instruments issued by us, which includes when the level of any of the reference assets is less than its coupon barrier. Therefore, the notes are more likely to remain outstanding when the expected amount payable on the notes is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.
Because the notes are linked to the least performing reference asset, you are exposed to a greater risk of receiving no contingent coupons and losing all or a substantial portion of your initial investment at maturity than if the notes were linked to a single reference asset
The risk that you will receive no contingent coupons and lose all or a substantial portion of your initial investment in the notes is greater if you invest in the notes than the risk of investing in substantially similar securities that are linked to the performance of only one reference asset. With more reference assets, it is more likely that the closing level or final level of any reference asset will be less than its coupon barrier on any coupon observation date (including the final valuation date) than if the notes were linked to a single reference asset.
In addition, a lower correlation between the performance of a pair of reference assets results in a greater likelihood that a reference asset will decline in value to a closing level that is less than its coupon barrier on any coupon observation date or a final level that is less than its trigger level on the final valuation date. Although the correlation of the reference assets’ performance may change over the term of the notes, the economic terms of the notes, including the contingent coupon, coupon barriers and trigger levels, are determined, in part, based on the correlation of the reference assets’ performance calculated using our internal models at the time when the terms of the notes are finalized. All things being equal, a higher contingent coupon and lower coupon barriers and trigger levels are generally associated with lower correlation of the reference assets. Therefore, if the performance of a pair of reference assets is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or that the final level of any reference asset is less than its trigger level will occur is even greater despite lower coupon barriers and trigger levels. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose all or a substantial portion of your initial investment at maturity.
Any amounts payable on the notes are not linked to the closing level of any reference asset at any time other than on the applicable coupon observation dates (including the final valuation date) (except in the case of tax redemptions)
Any payments on the notes will be based on the closing level of each reference asset only on the applicable coupon observation dates (including the final valuation date). Therefore, the closing levels of the reference assets on dates other than the applicable coupon observation date will have no effect on any amount paid in respect of your notes. In addition, if the notes are not redeemed early, the payment at maturity will be based on the final level of the least performing reference asset, which will be the reference asset with the lowest percentage change based on its closing level on the final valuation date as compared to that of any other reference asset. Therefore, for example, if the level of the least performing reference asset dropped precipitously on the final valuation date, the payment at maturity for the notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the least performing reference asset prior to such drop. Although the actual closing levels of the reference assets on the coupon payment dates, maturity date or at other times during the term of the notes may be higher than the closing levels of the reference assets on the coupon observation dates or the final valuation date, you will not benefit from the closing level of any reference asset at any time other than on the applicable coupon observation dates or the final valuation date, as the case may be (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product prospectus supplement).
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with fixed interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments.  Even if you receive one or more contingent coupons and your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.
Your investment is subject to the credit risk of the Bank
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law.  Any payment to be made on the notes, including the payment of any contingent coupon, upon an early redemption or the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to an early redemption or maturity, you may receive substantially less than the principal amount of your notes.
The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates.  In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the level of any reference asset and the value of, and any amount payable on, the notes.
Investors should investigate each reference asset and the reference asset constituent stocks as if making a hypothetical direct investment in the reference asset constituent stocks
Investors should conduct their own diligence of each reference asset and reference asset constituent stocks as an investor would if it were making a hypothetical direct investment in the reference asset constituent stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to any reference asset or the reference asset constituent stocks. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning any reference asset or the reference asset constituent stocks could affect any payment upon an early redemption or the payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the reference assets or the reference asset constituent stocks.
The notes are subject to the market risk of each reference asset
The return on the notes is directly linked to the performance of the reference assets and indirectly linked to the performance of the reference asset constituent stocks, and the extent to which the percentage change of the least performing reference asset is positive or negative. The level of each reference asset can rise or fall sharply due to factors specific to its reference asset constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the reference asset constituent stocks and, therefore, the reference assets.
Investors are exposed to the market risk of each reference asset on each coupon observation date (including the final valuation date), and the payment at maturity, if applicable, will be based solely on the least performing percentage change
Your return on the notes is not linked to a basket consisting of the reference assets. Rather, it will be contingent upon the performance of each reference asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each reference asset on each coupon observation date (including the final valuation date). Poor performance by any reference asset over the term of the notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other reference asset. For instance, if the notes are not redeemed early, you will receive a negative return based upon the least performing percentage change if the final level of any reference asset is less than its trigger level on its final valuation date, even if the percentage change of another reference asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each reference asset.
The contingent coupon will reflect, in part, the volatility of each reference asset and may not be sufficient to compensate you for the risk of loss at maturity
Generally, the higher the reference assets’ volatility, the more likely it is that the closing level of any reference asset could be less than its coupon barrier on a coupon observation date or its trigger level on the final valuation date. Volatility means the magnitude and frequency of changes in the levels of the reference assets. This greater risk will generally be reflected in a higher contingent coupon for the notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon is set on the trade date, the reference assets’ volatility can change significantly over the term of the notes, and may increase. The level of any reference asset could fall sharply on the coupon observation dates, resulting in few or no contingent coupons or in a substantial loss of principal.
If the levels of the reference assets or the reference asset constituent stocks change, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the reference assets or the reference asset constituent stocks.  Changes in the levels of the reference assets or the reference asset constituent stocks may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.
Holding the notes is not the same as holding the reference asset constituent stocks
Holding the notes is not the same as holding the reference asset constituent stocks. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the reference asset constituent stocks would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned the reference asset constituent stocks. For instance, your potential return on the notes is limited to any contingent coupons received, and you will not participate in any appreciation of any reference asset or the reference asset constituent stocks.
There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict with certainty whether and the extent to which the levels of the reference assets will rise or fall. There can be no assurance that the level of each reference asset will be equal to or greater than its coupon barrier on a coupon observation date or its trigger level on the final valuation date. The levels of the reference assets may be influenced by complex and interrelated political, economic, financial and other factors that affect the levels of the applicable reference asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the reference asset constituent stocks in particular, and the risk of losing all or a substantial portion or all of your initial investment.
Furthermore, we cannot give you any assurance that the future performance of the reference assets or the reference asset constituent stocks will result in your receiving an amount greater than or equal to the principal amount of your notes.  Certain periods of historical performance of the reference assets or the reference asset constituent stocks would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past.  See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the reference assets.
There is no assurance as to the performance of any reference asset or the reference asset constituent stocks; past performance of the reference assets or the reference asset constituent stocks should not be taken as an indication of the future performance of the reference assets or the reference asset constituent stocks
The notes are linked directly to the levels of the reference assets and indirectly to the levels of the reference asset constituent stocks, which are speculative and involve a high degree of risk. None of the Bank, the calculation agent, GS&Co. or any of our other or their respective affiliates gives any assurance as to the performance of the reference assets or the reference asset constituent stocks. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the reference assets or the reference asset constituent stocks. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past performance of the reference assets and the reference asset constituent stocks should not be taken as a guarantee or assurance of the future performance of the reference assets or the reference asset constituent stocks, and it is impossible to predict whether the levels of the reference assets or the reference asset constituent stocks will rise or fall during the term of the notes.

The market value of the notes may be influenced by many unpredictable factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before an early redemption or maturity, as applicable. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
•      the levels of the reference assets;
•      the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the reference assets;
•      the correlation of the reference assets;
•      the dividend rates of the reference asset constituent stocks;
•      economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities  markets generally and which may affect the levels of the reference asset constituent stocks and the closing levels of the reference assets;
•      interest rate and yield rates in the market;
•      the time remaining until your notes mature; and
•      our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before an early redemption or maturity, as applicable, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to an early redemption or maturity, as applicable, you may receive less than the principal amount of your notes. You cannot predict the future performance of the reference asset based on its historical performance.
The reference assets reflect price return only and not total return
The return on your notes is based on the performance of the reference assets, each of which reflects the changes in the market prices of its reference asset constituent stocks. They are not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the reference asset constituent stocks. The return on your notes will not include such a total return feature or dividend component.
The notes are subject to small-capitalization stock risks
The notes are subject to risks associated with small-capitalization companies because the RTY is comprised of stocks of companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the reference asset may be more volatile than an index in which a greater percentage of the reference asset constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
The notes are linked, in part, to the SX7E, which is comprised of reference asset constituent stocks that are traded in currencies other than the U.S. dollar, and, therefore, the return on your notes will not be adjusted for changes in exchange rates related to the U.S. dollar
Although the reference asset constituent stocks for the SX7E are traded in currencies other than the U.S. dollar, the notes are denominated in U.S. dollars, and the calculation of the amount payable on the notes will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such reference asset constituent stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the closing levels of the SX7E, and therefore, any amount payable on your notes. The amount we pay in respect of the notes will be determined solely in accordance with the procedures described in “General Terms of the Notes” beginning on page PS-15 in the accompanying product prospectus supplement.

The notes are subject to non-U.S. securities market risk
The notes are subject to risks associated with non-U.S. securities markets because the Reference Asset Constituents of SX7E are stocks traded in one or more non-U.S. securities markets. An investment in notes linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks.
Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
In addition, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular.
The performance of the SX7E is likely to differ from the performance of the STOXX® Europe 600 Index
Although the SX7E consists of companies drawn from the universe of companies included in the STOXX® Europe 600 Index, the companies comprising the SX7E represent only the Banks supersector, as further described below. As a result, the performance of the SX7E is likely to differ from the performance of the STOXX® Europe 600 Index because the composition and weighting of the SX7E differs markedly from the composition and weighting of the STOXX® Europe 600 Index. As a result, the return on the notes will not be the same as a debt security that is based on the performance of the STOXX® Europe 600 Index.
An investment in the notes is subject to risks associated with the Banks Supersector
An investment in the notes is subject to risks associated with the Banks supersector because the reference asset constituent stocks of the SX7E are all concentrated in the Banks supersector, as defined by the Industry Classification Benchmark. Stock prices for banking companies are affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments those companies can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability for banking companies is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition, as competition is high among banking companies and failure to maintain or increase market share may result in lost market value. In addition, changes in governmental regulation and oversight of financial institutions such as banks and broker-dealers may have an adverse effect on the financial condition of a financial institution and changes in the creditworthiness of financial institutions may adversely affect the values of instruments of issuers in financial industries. As a result, the value of the notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting the banking industry than a different investment linked to securities of a more broadly diversified group of companies.
The SX7E may be disproportionately affected by the performance of a small number of reference asset constituent stocks
As of October 9, 2020 the SX7E was comprised of only 22 reference asset constituent stocks, as further described herein under “Information Regarding the Reference Assets”. The top five reference asset constituent stocks in the SX7E constituted 56.80% of the total weight of the SX7E, and the top 10 reference asset constituent stocks included in the SX7E constituted 82.96% of the total weight of the SX7E. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the level of the

SX7E even if none of the other reference asset constituent stocks of the SX7E are affected by such events. Because of the weighting of the constituents of the SX7E, the amount payable on your notes could be less than the payment at maturity you would have received if you had invested in a product linked to an index that capped the maximum weight of any one stock to a low amount or that equally weighted all constituents of such index.
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of the final pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.
Changes affecting a reference asset could have an adverse effect on the value of, and return on, the notes
The policies of a sponsor, concerning additions, deletions and substitutions of the applicable reference asset constituent stocks and the manner in which such sponsor takes account of certain changes affecting those reference asset constituent stocks may adversely affect the level of a reference asset. The policies of a sponsor with respect to the calculation of a reference asset could also adversely affect the level of such reference asset. A sponsor may discontinue or suspend calculation or dissemination of a reference asset. Any such actions could have a material adverse effect on the value of, and return on, the notes.
The Bank cannot control actions by any sponsor and the sponsors have no obligation to consider your interests
The Bank and its affiliates are not affiliated with any sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of a reference asset. No sponsor is involved in the notes offering in any way and no sponsor has any obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and return on, your notes.
If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
Neither the payment of any contingent coupon or upon an early redemption nor the payment at maturity will be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the early redemption date upon an early redemption or the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the early redemption date upon an early redemption or the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount.
In addition, the impact of the payment of any contingent coupon or upon an early redemption and the trigger levels on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the notes are not redeemed early and the final level of the least performing reference asset is less than its trigger level, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount. Similarly, any return from any contingent coupon received on the notes will be lower than it would have been had you purchased the notes at the principal amount, relative to your initial investment.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the levels of the reference assets over the full term of the notes, (ii) volatility of the levels of the reference assets and the market’s perception of future volatility of the levels of the reference assets, (iii) the correlation among the reference assets, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) time remaining to maturity. In particular, because the provisions of the notes relating to the contingent coupons and the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated levels of the reference assets and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

See “The market value of the notes may be influenced by many unpredictable factors” herein.
The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA and any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.
Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes
The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the reference assets. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference assets and/or one or more of the reference asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final valuation date.
The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other equity-linked notes whose returns are linked to changes in the level or price of the reference assets or the reference asset constituent stocks. Any of these hedging activities may adversely affect the level of a reference asset—directly or indirectly by affecting the price of its reference asset constituent stocks — and therefore the market value of the notes and the amount you will receive on the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer or affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer, or an affiliate, receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of, and any amount payable on, the notes may decline.
The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the issuers of the reference asset constituent stocks or the sponsors and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes
We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the reference asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of a reference asset and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the reference asset constituent stocks or any sponsor, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of a reference asset and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, GS&Co. and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within us, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.
We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA, GS&Co. or our or their respective affiliates regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference assets.
The calculation agent can postpone a coupon observation date (including the final valuation date) for the notes if a market disruption event with respect to a reference asset occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be a coupon observation date (including the final valuation date), a market disruption event has occurred or is continuing with respect to a reference asset, such coupon observation date for the affected reference asset will be postponed until the first following trading day on which no market disruption event occurs or is continuing with respect to such reference asset, although such coupon observation date (including the final valuation date) will not be postponed by more than seven trading days. Moreover, if a coupon observation date for a reference asset is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such reference asset on that day, that day will nevertheless be the coupon observation date for such reference asset and the calculation agent will determine the applicable closing level or the final level for such reference asset that must be used to determine whether a contingent coupon is payable on the notes or the payment at maturity, as applicable. For the avoidance of doubt, if on any coupon observation date no market disruption event is occurring with respect to a particular reference asset, the closing level for such reference asset will be determined on the originally scheduled coupon observation date, irrespective of the occurrence of a market disruption even with respect to any other reference asset. See “—Coupon Observation Dates” herein, “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-19 in the accompanying product prospectus supplement and “General Terms of the Notes—Market Disruption Events” beginning on page PS-20 in the accompanying product prospectus supplement.
There is no affiliation between the issuers of any reference asset constituent stock or any sponsor and us, SCUSA or GS&Co.
The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the reference asset constituent stocks or any sponsor. None of the Bank, SCUSA or any of our other affiliates, or GS&Co. or its affiliates are affiliated with the issuer of any reference asset constituent stock or any sponsor nor have they participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to any reference asset or the reference asset constituent stocks. Before investing in the notes you should make your own investigation into the reference assets and the issuers of the reference asset constituent stocks. See the section below entitled “Information Regarding the Reference Assets” in this pricing supplement for additional information about the reference assets.

Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSETS
The Russell 2000® Index
All disclosures contained herein regarding the Russell 2000® Index (“RTY”), including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The RTY was developed by Russell Investment Group (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. The information reflects the policies of, and is subject to change by, FTSE Russell (or the “sponsor”). The sponsor, which licenses the copyright and all other rights to the RTY, has no obligation to continue to publish, and may discontinue publication of, the RTY. None of us, the calculation agent, or GS&Co. accepts any responsibility for the calculation, maintenance or publication of the RTY or any successor index.
General
The RTY is sponsored by FTSE Russell and measures the composite price performance of stocks of 2,000 companies in the U.S. equity market. It is generally considered to be a “small-cap” index. Additional information about the RTY is available on the following website: ftse.com/analytics/factsheets/Home/Search#. We are not incorporating by reference the website or any material it includes in this pricing supplement or any document incorporated herein by reference.
As of September 14, 2020, the 1,993 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (15.18%), Consumer Staples (3.27%), Financial Services (22.61%), Health Care (19.75%), Materials & Processing (7.04%), Other Energy (2.83%), Producer Durables (12.51%), Technology (12.74%) and Utilities (4.07%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
The RTY includes approximately 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.
Selection of Constituent Stocks of the RTY
The RTY is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the RTY, a company’s stocks must be listed on the rank day in May of a given year (the timetable is announced each spring) and Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings (“IPOs”) are added to Russell U.S. Indices quarterly, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, IPOs must meet additional eligibility criteria.
A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index, and consequently, the RTY, if that company incorporates in the U.S., has its headquarters in the U.S. and also trades with the highest liquidity in the U.S. If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by the sponsor as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of the People’s Republic of China, (ii) the company is listed on the NYSE, the Nasdaq or the NYSE American (formerly the NYSE MKT), (iii) over 55% of the revenue or assets of the company are derived from the People’s Republic of China, and (iv) the company is controlled by a mainland Chinese entity, company or individual (if the shareholder background cannot be determined with publicly available information, the sponsor will consider whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China). An existing China N Share which fails one or more of the following criteria will cease to be classified as a China N share: (i) the company is no longer incorporated outside the People’s Republic of China, (ii) the company is no longer listed on the NYSE, the Nasdaq exchange, or the NYSE American, (iii) the percentages of revenue and assets derived from the People’s Republic of China have both fallen below 45 percent, or (iv) the company is acquired/a controlling stake is held by a non-Mainland Chinese state entity, company or individual. Only asset and revenue data from the most recent annual report is considered when evaluating whether a company should be classified a China N share (i.e., there will be no two year averaging). ADRs and ADSs are not eligible for inclusion in the RTY.
In addition, all securities eligible for inclusion in the Russell 3000® Index, and consequently, the RTY, must trade on an eligible exchange (CBOE (formerly BATS), NYSE, NYSE American (formerly NYSE MKT), NYSE Arca and Nasdaq).
Exclusions from the RTY
The sponsor specifically excludes the following companies and securities from the RTY: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies, companies that are required to report Acquired Fund Fees and Expenses (as defined by the SEC), including business development companies, blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with less than an absolute 5% of shares available); (v) bulletin board, pink sheets or over-the-counter traded securities, including securities for which prices are displayed on the FINRA ADF; (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders; and (vii) companies with 5% or less of the company’s voting rights in the hands of unrestricted shareholders (existing constituents that do not currently have more than 5% of the company’s voting rights in the hands of unrestricted shareholders have until the September 2022 review to meet this requirement).
Initial List of Eligible Securities
The primary criterion the sponsor uses to determine the initial list of securities eligible for the Russell 3000® Index and, consequently, the RTY, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the rank day for those securities being considered at annual reconstitution. IPOs may be added between constitutions as noted below. All common stock share classes are combined in determining a company’s total shares outstanding. If multiple share classes have been combined, the number of total shares outstanding will be multiplied by the primary exchange close price and used to determine the company’s total market capitalization. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange or an eligible secondary exchange on the last trading day of May of each year to be eligible for inclusion in the RTY. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day in May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the 30 days prior to the rank day is equal to or greater than $1.00. If an existing member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.
Multiple Share Classes
If an eligible company trades under multiple share classes or if a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, each share class will be reviewed independently for inclusion. Share classes in addition to the primary vehicle (the pricing vehicle) that have a total market capitalization larger than $30 million, an average daily dollar trading value that exceeds that of the global median, and a float greater than 5% of shares available in the market place are eligible for inclusion.

The pricing vehicle will generally be designated as the share class with the highest two-year trading volume as of the rank day. In the absence of two years’ worth of data, all available data will be used for this calculation. If the difference between trading volumes for each share class is less than 20%, the share class with the most available shares outstanding will be used as the pricing vehicle. At least 100 day trading volume is necessary to consider the class as a pricing vehicle for existing members. New members will be analyzed on all available data, even if that data is for less than 100 days.
Annual Reconstitution
The RTY is reconstituted annually by the sponsor to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution occurring on the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will occur on the preceding Friday. A full calendar for reconstitution is made available each spring.
A company’s total shares are multiplied by the primary exchange close price of the pricing vehicle and used to determine the company’s total market capitalization for the purpose of ranking of companies and determination of index membership. If no volume exists on the primary exchange on the rank day, the last trade price from an eligible secondary exchange will be used where volume exists (using the lowest trade price above $1.00 if multiple secondary markets exist). The company’s rank will be determined based on the cumulative market capitalization. As of the June 2016 reconstitution, any share class not qualifying for eligibility independently will not be aggregated with the pricing vehicle within the available shares calculation.
For mergers and spin-offs that are effective between the rank day and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action. For corporate events that occur during the final week of reconstitution (during which reconstitution is finalized Friday after U.S. market close), market capitalizations and memberships will not be reevaluated. Non index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.
Index Calculation and Capitalization Adjustments
As a capitalization-weighted index, the RTY reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. This discussion describes the “price return” calculation of the RTY. The current RTY value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the RTY is equal to the base value (100) and base date (December 31, 1978). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100.
Constituent stocks of the RTY are weighted in the RTY by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by the sponsor. Adjustments to shares are reviewed quarterly (including at reconstitution) and for major corporate actions such as mergers. Total shares and adjustments for available shares are based on information recorded in SEC corporate filings.
The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-up clause (for the duration of that clause, after which free float changes resulting from the expiry of a lock-up will be implemented at the next quarterly review subject to the lock-up expiry date occurring on or prior to the share and float change information cut-off date); shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons, or has successfully placed a current member to the board of directors of a company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).
Corporate Actions Affecting the RTY
The sponsor adjusts the RTY on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the RTY and its weight in the RTY can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and SEC filings. Prior to the completion of a corporate action or event, the sponsor estimates the effective date. The sponsor will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, the sponsor will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice. If the sponsor has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given. The sponsor applies the following methodology guidelines when adjusting the RTY in response to corporate actions and events:
“No Replacement” Rule — Securities that are deleted from the RTY between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the RTY over the past year will fluctuate according to corporate activity.
Mergers and Acquisitions
Adjustments due to mergers and acquisitions are applied to the RTY after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the RTY in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.
Between constituents: When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash, the target company is deleted from the index at the last traded price. When mergers and acquisitions take place between companies that are both constituents of a Russell index for stock, the target company is deleted from the RTY and the shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash or stock or a combination thereof, the target company is deleted from the RTY and the shares of the acquiring company are simultaneously increased per the merger terms.
Between a constituent and a non-constituent: If the target company is a member of the RTY, it is deleted from the RTY and the acquiring company will be included initially in the RTY provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the RTY on the effective date and the opening price will be calculated using the offer terms. When the target company is a FTSE Russell Universe member, the shares of the member acquiring company will be updated to reflect the merger. Any share update will be made giving appropriate notice.
Given sufficient market hours after the confirmation of a merger or acquisition, the sponsor effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.
Rights Offerings — Rights offered to shareholders are reflected in the RTY only if the subscription price of the rights is at a discount to the market price of the stock. Provided that the sponsor has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date.
Spin-offs— If the spin-off entity meets the eligibility requirements for the RTY, the spin-off entity will be added to the RTY on the ex-date of the distribution. The spin-off entity will be retained in the RTY until the next annual reconstitution, when it will be evaluated for inclusion. If the spin-off entity does not meet the eligibility requirements for the RTY, the spin-off entity will be added to the RTY on the ex-date of the distribution. It will remain in the RTY until listing and settlement and then deleted at market price with notice.
Initial Public Offerings — Eligible IPOs are added to the RTY based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution.

An IPO of additional share classes will be considered for eligibility and must meet the same eligibility criteria for all other multiple share classes. If at the time of the IPO the additional share class does not meet the eligibility criteria for separate index membership, it will not be added to the RTY and will subsequently be reviewed for index membership during the next annual reconstitution.
Once IPO additions have been announced, an IPO may be added to the RTY prior to the previously announced schedule, if a corporate action has deemed this to be appropriate and notice can be provided (e.g. an index member automatically receives shares via a stock distribution into a projected IPO add).
Tender Offers — A company acquired as a result of a tender offer is removed when (i) (a) offer acceptances reach 90%; (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment; and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; (ii) there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism.
Where the conditions for index deletion are not met, the sponsor may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror is met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv) the change to the current float factor is greater than 3%. The sponsor uses the published results of the offer to determine the new free float of the target company. If no information is published in conjunction with the results from which the sponsor can determine which shareholders have and have not tendered, the free float change will reflect the total shares now owned by the acquiring company. A minimum T+2 notice period of the change is generally provided. Any subsequent disclosure on the updated shareholder structure will be reviewed during the quarterly review cycle. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company. If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.
In the event that a tender offer results in an additional listed and active “tendered” line prior to the tendered shares being accepted and exchanged for settlement, the sponsor will generally evaluate the following factors to determine whether to switch to the tendered line: (i) the objective of the offer is to fully acquire and delist the target company (and the sponsor is not aware of any obstacles designed to prevent this objective; e.g. there are no major shareholders who have publicly disclosed that they will not be tendering); (ii) the offer is deemed to be successful (i.e. the minimum acceptance threshold has been achieved); (iii) more than 50% of the shares subject to the offer have been tendered; (iv) there is an additional tender offer period to provide a window for index users to tender into the tendered shares’ line; and (v) there are outstanding regulatory or other substantive hurdles preventing the transaction completing immediately at the conclusion of the tender offer, with the results not expected to be known for some time. Index implementation will generally occur immediately after the opening of the additional offer period (with the provision of appropriate notice) – with an informative notice published announcing the change, to supplement the information within the applicable tracker files. In the event that the tendered line is halted prior to index implementation, its close price will be updated to reflect the deal terms until implementation. In the event that the prerequisites for deletion are not achieved and the target company is retained within the index at a reduced weight, the tendered line will be removed at deal terms (if no active market) with the ordinary line being re-added at a reduced weight at its last close price.
In exceptional circumstances, any review changes due to be effective for the companies involved in a tender offer may be retracted if the sponsor becomes aware of a tender offer which is due to complete on or around the effective date of such index review changes. Such exceptional circumstances may include undue price pressure being placed on the companies involved, or if proceeding with the review changes would compromise the replicability of the index.

Delisted and Suspended Stocks — A stock will be deleted as a constituent if it is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion. If, however, a stock is suspended, the sponsor will determine its treatment as follows:
•         if a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted to zero value and the constituent will be removed from the RTY with notice (typically T+2 notice);
•         in all other cases, a constituent will continue to be included in the RTY for a period of up to 20 business days at its last traded price;
•         if a constituent continues to be suspended at the end of the 20 business day period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the RTY for a further period of up to 20 business days or to remove it at zero value. In making this determination, the sponsor will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading;
•         if the suspension period reaches 60 business days, the constituent will be removed from the index at zero value at the next index review, subject to the 60th business day of suspension occurring on or before the Friday which falls four weeks prior to the index review implementation date. Where the 60th business day of suspension occurs after such date, the constituent will be reviewed for removal at the subsequent index review;
•         in certain limited circumstances where the index weight of the constituent is significant and the sponsor determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, the sponsor will set out its rationale for the proposed treatment of the constituent at the end of the 60 business day period;
•         if, following the end of the 60 business day period, a suspended constituent resumes trading in advance of the index review lock-down period (i.e., the two week period prior to the index review effective date) in March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the RTY. However, where the constituent resumes trading during the index review lock-down period, the constituent will continue to be removed from the RTY as previously announced but in these circumstances the deletion will instead be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero; and
•         if a constituent has been removed from the RTY and trading is subsequently restored, the constituent will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.
Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the RTY at the time of the bankruptcy filing (except when shareholder approval is required to finalize the liquidation plan, in which case the company will be removed once shareholder approval has been granted); whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the RTY, unless the company is delisted from the primary exchange, in which case normal delisting rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade on any market, including OTC, the sponsor may remove the stock at a nominal price of $0.0001.

Stock Distributions and distributions in specie— A price adjustment for stock distributions is applied on the ex-date of the distribution. Where the sponsor is able to value a distribution in specie prior to the ex-date, a price adjustment is made to the company paying the dividend at the open on the ex-date. If no valuation of the distribution exists prior to the ex-date, no price adjustment is applied. Where the company whose holders are receiving the distribution is an index member, its shares will be increased according to the terms of the distribution. If such company is not an index member, the distributed shares will be added to the RTY until they have been settled and have listed, at which point they will be removed at the last traded price giving appropriate notice.
Special Cash Dividends — If a constituent pays out a special cash dividend, the price of the stock is adjusted to deduct the dividend amount before the open on the ex-date. No adjustment for regular cash dividends is made in the price return calculation of the RTY.
Updates to Shares Outstanding and Free Float — The sponsor reviews the RTY quarterly for updates to shares outstanding and to free floats used in calculating the RTY. The changes are implemented quarterly in March, June, September and December after the close on the third Friday of such month. The June reconstitution will be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th of the month, in which case reconstitution will occur on the Friday prior).
In March, September and December shares outstanding and free floats are updated to reflect (i) cumulative share changes greater than 1%, (ii) for constituents with a free float of 5% and less, cumulative free float changes greater than 0.25%, (iii) for constituents with a free float greater than 5% but less than or equal to 15%, cumulative free float changes greater than 1%, and (iv) for constituents with a free float greater than 15%, cumulative free float changes greater than 3%. Updates to shares outstanding and free floats will be implemented each June regardless of size (i.e., the percentage change thresholds above will not be applied). The sponsor implements the June updates using data sourced primarily from the companies’ publicly available information filed with the SEC.
Outside of the quarterly update cycle, outstanding shares and free float will be updated with at least two days’ notice if prompted by primary or secondary offerings if (i) there is a USD $1 billion investable market capitalization change related to a primary/secondary offering measured by multiplying the change to index shares by the subscription price or (ii) there is a resultant 5% change in index shares related to a primary or secondary offering and a USD $250 million investable market capitalization change measured by multiplying the change to index shares by the subscription price. The pricing date will serve as the trigger for implementation; i.e. once FTSE Russell is aware that an offering has priced, the update will be implemented with two days’ notice from market close (contingent on the thresholds described above being triggered). If discovery of the pricing date occurs more than two days after the pricing date, the update will be deferred until the next quarterly review.
If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, the additional share class will be evaluated for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets the minimum size requirement (the market capitalization of the smallest member of the Russell 3000ETM Index from the previous rebalance as adjusted for performance to date). If the additional share class is not eligible at the time of distribution, it will not be added to the RTY.
License Agreement
FTSE Russell has entered into a non-exclusive license agreement with us, granting us, and certain of our affiliates, in exchange for a fee, permission to use the RTY in connection with the offer and sale of the notes. We are not affiliated with FTSE Russell; the only relationship between FTSE Russell and us is the licensing of the use of the RTY (a trademark of FTSE Russell) and trademarks relating to the RTY. We do not accept any responsibility for the calculation, maintenance or publication of the RTY or any successor index.
The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the RTY to track general stock market performance or a segment of the same.

FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY which is determined, composed and calculated by FTSE Russell without regard to us or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.
FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information
We obtained the information regarding the historical performance of the RTY in the graph below from Bloomberg. The graph below illustrates the performance of the RTY from January 1, 2015 through October 8, 2020. Bloomberg reports the closing level of the RTY to fewer decimal places than the sponsor.
We have not undertaken an independent review or due diligence of the information. The historical performance of the reference asset should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the reference asset on any coupon observation date, on the final valuation date, or at any other time during the term of the notes. We cannot give you any assurance that the performance of the reference asset will result in any positive return on your initial investment. Past performance of the reference asset is not indicative of the future performance of the reference asset.
Historical Performance of the Russell 2000® Index

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The EURO STOXX® Banks Index
The SX7E is a free-float market capitalization-weighted index that tracks the companies in the Banks supersector of the STOXX® Europe 600 Index from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The SX7E was created by and is sponsored and maintained by STOXX Limited, which we refer to herein as STOXX. Publication of the SX7E began on June 15, 1998, based on an initial index value of 100 at December 31, 1991. The level of the SX7E is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the SX7E and may discontinue publication of it at any time.  STOXX is under no obligation to continue to publish the SX7E and may discontinue publication of it at any time. Additional information regarding the SX7E and the STOXX® Europe 600 Index may be obtained from the STOXX website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.
Each stock in the STOXX® Europe 600 Index is assigned to one of 19 supersectors, as defined by the Industry Classification Benchmark (“ICB”), based on sources of primary revenue. Only those constituents of the STOXX® Europe 600 Index that are assigned to the Banks supersector and are from the 11 Eurozone countries listed above are included in the SX7E. Supersector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
As of October 9, 2020, the SX7E was comprised of the stocks of 22 companies. The top ten reference asset constituent stocks of the SX7E as of October 9, 2020, by weight, are: BNP Paribas S.A. (15.667%), Intesa Sanpaolo S.p.A. (12.337%), Banco Santander, S.A. (11.444%), ING Groep N.V. (10.606%), Unicredit S.p.A. (6.746%), Deutsche Bank AG (6.589%), Banco Bilbao Vizcaya Argentaria SA (6.478%), KBC Groep NV (4.82%), Societe Generale SA (4.307%), and Credit Agricole S.A. (3.966%). Constituent weights may be found at stoxx.com/document/Bookmarks/CurrentFactsheets/SX7GT.pdf and are updated periodically.
As of October 9, 2020, the 8 countries which comprise the SX7E represent the following weights in the SX7E: France (24.736%), Italy (23.151%), Spain (22.135%), Netherlands (12.077%), Germany (8.488%), Belgium (4.82%), Austria (3.885%) and Ireland (0.708%). Country weightings may be found at stoxx.com/document/Bookmarks/CurrentFactsheets/SX7GT.pdf and are updated periodically.
Except for the additional requirements for inclusion in the SX7E described above, the EURO STOXX® Banks Index is calculated and maintained on the same basis as the STOXX® Europe 600 Index, which is described under “STOXX® Europe 600 Index” below.
Reference Asset Constituents With Weights Equal to or in Excess of 5% of the SX7E as of October 8, 2020
Companies Registered Under the Exchange Act. Banco Santander, S.A., ING Groep N.V. and Banco Bilbao Vizcaya Argentaria S.A. are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with stocks registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. In addition, information filed by the applicable index stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov.
Companies Not Registered Under the Exchange Act. Information regarding BNP Paribas S.A., Intesa Sanpaolo S.p.A., Unicredit S.p.A. and Deutsche Bank A.G. can be found on their respective company websites. There is generally less publicly available information about such companies than about companies that are subject to the reporting requirements of the U.S. Securities and Exchange.

Historical Closing Prices and Other Information. The graphs below show the daily historical closing prices (in Euros, the currency in which the index is calculated) of BNP Paribas S.A., Intesa Sanpaolo S.p.A., Banco Santander, S.A., ING Groep N.V., Unicredit S.p.A., Banco Bilbao Vizcaya Argentaria S.A. and Deutsche Bank AG, the reference asset constituent stocks comprising at least 5% of the SX7E, from January 1, 2015 through October 8, 2020. We obtained the prices in the graphs below based on publicly available information for each reference asset constituent stock as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification.
BNP Paribas S.A.
According to its publicly available documents, BNP Paribas S.A. is a France-based company that provides banking and financial services. Information regarding BNP Paribas S.A. can be found on the company’s website. We are not incorporating by reference the website or any material it includes in this pricing supplement.
Historical Performance of BNP Paribas S.A.

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0
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020

Intesa Sanpaolo S.p.A.
According to its publicly available documents, Intesa Sanpaolo S.p.A. is a banking company. Information regarding Intesa Sanpaolo S.p.A. can be found on the company’s website. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Historical Performance of Intesa Sanpaolo S.p.A.

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1.5
1
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Banco Santander, S.A.
According to publicly available information, Banco Santander, S.A. is a commercial and wholesale bank. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-34476.
Historical Performance of Banco Santander, S.A.

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Jan-2016
Jan-2017
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Jan-2020

ING Groep N.V.
According to publicly available information, ING Groep N.V. is a financial institution offering retail and wholesale banking services. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-14642.
Historical Performance of ING Groep N.V.

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Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020

UniCredit S.p.A.
According to its publicly available documents, UniCredit S.p.A, formerly Unicredito Italiano S.p.A., is a banking and financial services company. Information regarding Intesa UniCredit S.p.A can be found on the company’s website. We are not incorporating by reference the website or any material it includes in this pricing supplement.
Historical Performance of UniCredit S.p.A.

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Jan-2016
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Deutsche Bank AG
According to publicly available information, Deutsche Bank AG is a financial institution that consists of a corporate bank, investment bank, private bank and asset management. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-15242.
Historical Performance of Deutsche Bank AG

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Jan-2016
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Banco Bilbao Vizcaya Argentaria S.A.
According to publicly available information, Banco Bilbao Vizcaya Argentaria S.A. is a financial services group engaged in retail banking, asset management and wholesale banking. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-10110.
Historical Performance of Banco Bilbao Vizcaya Argentaria S.A.

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STOXX® Europe 600 Index.
The STOXX® Europe 600 Index is a free float capitalization-weighted index of 600 stocks, created by STOXX Limited, the index sponsor. The STOXX® Europe 600 Index is designed to provide a broad yet investable representation of the largest (by free float market capitalization) companies of 17 European countries (Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom) and contains a fixed number of 600 components with a weighting cap of 20%. The STOXX® Europe 600 Index was introduced on June 15, 1998 based on an initial index value of 100 at December 31, 1991. The level of the STOXX® Europe 600 Index is disseminated on the STOXX Limited website. We are not incorporating by reference the STOXX Limited website or any material it includes in this pricing supplement. STOXX Limited is under no obligation to continue to publish the STOXX® Europe 600 Index and may discontinue publication of the STOXX® Europe 600 Index at any time.
Component Selection
The composition of the STOXX® Europe 600 Index is reviewed by STOXX Limited quarterly and changes are typically implemented on the third Friday of every March, June, September and December, with effect on the next trading day. If the third Friday of the relevant month is not a trading day, then the implementation occurs on the next trading day, with effect on the following trading day. In connection with the quarterly review, the eligible stocks in the STOXX® Europe Total Market Index are ranked in terms of free float market capitalization to produce the selection list for the STOXX® Europe 600 Index. The STOXX® Europe Total Market Index consists of the top 95% (subject to applicable buffer rules) by free-float market capitalization of the total equity having a country assignment in one of the 17 countries listed above (based on the country of incorporation, the primary listing and the country with the largest trading volume).
The selection list for the STOXX® Europe 600 Index is updated and published on a monthly basis according to the review component selection process in case a replacement is needed for a deletion. To create the selection list for the STOXX® Europe 600 Index, for each company having more than one eligible class of stock, only the most liquid class is eligible, and a liquidity screen of a 3-month average daily trading volume of greater than one million Euros is applied to the eligible stocks. The eligible stocks remaining after application of the liquidity screen are ranked by their free float market capitalizations.
At the quarterly review, the largest 550 stocks on the selection list qualify for selection for the STOXX® Europe 600 Index. The remaining 50 stocks for the STOXX® Europe 600 Index are selected from the current components ranked between 551 and 750 that meet all of the criteria (including the liquidity screen). If the number of stocks selected is still below 600, the largest (by free float market capitalization) stocks on the selection list are selected until there are 600 stocks.
Ongoing Maintenance
The component stocks of the STOXX® Europe 600 Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the STOXX® Europe 600 Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
Any component stocks that are not traded for 10 consecutive days, are suspended from trading for 10 consecutive days, are officially delisted or are the subject of ongoing bankruptcy proceeds will be deleted from the STOXX® Europe 600 Index. A deleted stock is replaced by the highest-ranked non-component on the selection list in the STOXX Europe Total Market Index to maintain the fixed number of stocks in the STOXX® Europe 600 Index.
In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition to the STOXX® Europe 600 Index if it is equal to or above 550 on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.
Additions and deletions in connection with a quarterly review are announced on the first trading day of the review implementation month.
The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the STOXX® Europe 600 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. These changes are announced five trading days before they are implemented. Certain extraordinary adjustments to the factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the STOXX® Europe 600 Index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares). In addition, the weight of each component in the STOXX® Europe 600 Index is capped at 20% of the STOXX® Europe 600 Index’s total free float market capitalization.
Index Calculation
STOXX calculates the STOXX® Europe 600 Index using the “Laspeyres formula,” which measures the aggregate price changes in the reference asset constituent stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the STOXX® Europe 600 Index. The formula for calculating the STOXX® Europe 600 Index value can be expressed as follows:
STOXX® Europe 600 Index	=	Free Float Market Capitalization of the STOXX® Europe 600 Index
Divisor
The “free float market capitalization of the STOXX® Europe 600 Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the STOXX® Europe 600 Index is being calculated. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock. If an index stock trades in a currency other than Euros, its stock price is converted into Euros using the midpoint between the latest real-time bid and ask prices for that currency. The closing index level is calculated by converting non-Euro stock prices to Euros using fixed foreign exchange rates (WM fixed exchange rates).
In case the investability and tradability of the STOXX® Europe 600 Index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:
•          application of expert judgment for index component pricing data,
•          adjustment of operational procedures,
•          postponement of index adjustments,
•          adjustment of selection lists,
•          change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
•          adjustment of index compositions.
STOXX® Europe 600 Index Divisor
The STOXX® Europe 600 Index is calculated using a divisor that helps to maintain the continuity of the STOXX® Europe 600 Index’s value so that corporate actions do not artificially increase or decrease the level of the STOXX® Europe 600 Index.
The divisor is calculated by starting with the previous divisor in effect for the STOXX® Europe 600 Index (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the STOXX® Europe 600 Index, plus or minus the difference between the closing market capitalization of the STOXX® Europe 600 Index and the adjusted closing market capitalization of the STOXX® Europe 600 Index, and the denominator of which is the previous free float market capitalization of the STOXX® Europe 600 Index. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.
Divisor Adjustments

STOXX Limited adjusts the divisor for the STOXX® Europe 600 Index to maintain the continuity of the index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all STOXX® Europe 600 Index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable). All adjusted prices consider withholding taxes based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.
(1)    Special cash dividend:
        Adjusted price = closing price – dividend announced by the company * (1- withholding tax if applicable)
 Divisor: decreases
(2)    Split and reverse split:
 Adjusted price = closing price * A / B
New number of shares = old number of shares * B / A Divisor: no change
(3)   Rights offering:
Adjusted price = (closing price * A + subscription price * B) / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: increases
If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.
Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B/A>20) are treated as follows:
STOXX will announce the deletion of the company from the STOXX® Europe 600 Index following the standard rules for STOXX® Europe 600 Index replacements if sufficient notice of two trading days before the ex-date can be given.
The company may enter the STOXX® Europe 600 Index again at the next periodic index review, but only after the new rights issue shares have been listed.
Extremely dilutive rights issues for which two trading days’ notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B/A>2) are treated as follows:
●	The rights issue shares are included into the index with a theoretical price on the ex-date;
●	The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;
●	The rights issue shares will have the same parameters as the parent company;
●	The rights issue shares will be removed at the close of the day they start to trade with traded price being available; and
●	The number of shares and weighting factors will be increased after the new rights issue shares have been listed.
(4)   Stock dividend:
Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: no change
(5)  Stock dividend from treasury stock if treated as extraordinary dividend:

Adjusted close = close – close * B / (A + B)
Divisor: decreases
(6)   Stock dividend (from redeemable shares) if treated as extraordinary dividend.
Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:
●     A separated share line with a fixed price
●     Ordinary shares that are self-tendered on the same ex-date
Adjusted close = close - close * B / (A + B)
Divisor: decreases
(7)  Stock dividend of another company:
Adjusted price = (closing price * A – price of other company * B) / A Divisor: decreases
(8)  Return of capital and share consolidation:
Adjusted price = [closing price – capital return announced by company * (1– withholding tax)] * A / B New number of shares = old number of shares * B / A
Divisor: decreases
(9)  Repurchase of shares / self-tender:
Adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares)
New number of shares = old number of shares – number of tendered shares
Divisor: decreases
(10) Spin–off:
Adjusted price = (closing price * A – price of spin–off shares * B) / A Divisor: decreases
(11) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held; and
If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.
If rights are applicable after stock distribution (one action applicable to another):
Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]
New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A
Divisor: increases
If stock distribution is applicable after rights (one action applicable to another):

Adjusted price = (closing price * A + subscription price * C) / [(A + C) * (1 + B / A)]
New number of shares = old number of shares * [(A + C) * (1 + B / A)]
Divisor: increases
Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
New number of shares = old number of shares * (A + B + C) / A
Divisor: increases
(12)  Addition/deletion of a company
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
(13) Free float and shares changes
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
The SX7E and the STOXX® Europe 600 Index is the intellectual property of STOXX, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The notes or other financial instruments based on the SX7E are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.
License Agreement between STOXX and the Bank
The Bank has entered into a non-exclusive license agreement with STOXX, which grants the Bank a license in exchange for a fee to use the Index in connection with the issuance of certain securities, including the notes.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers have no relationship to the Bank, other than the licensing of the Index and the related trademarks for use in connection with the notes.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not:
•     sponsor, endorse, sell or promote the notes;
•     recommend that any person invest in the notes or any other financial products;
•     have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;
•     have any responsibility or liability for the administration, management or marketing of the notes; and
•     consider the needs of the notes or the owners of the notes in determining, composing or calculating the Index or have any obligation to do so.
STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty, and exclude any liability (whether in negligence or otherwise) in connection with the notes or their performance. STOXX does not assume any contractual relationship with the purchasers of the notes or any third parties.
Specifically,
•     STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not make any warranty, express or implied, and disclaim any and all warranty about:

o     the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Index and the data included in the Index;

o     the accuracy, timeliness, and completeness of the Index or its data;

o     the merchantability and the fitness for a particular purpose or use of the Index or its data; and

o     the performance of the notes generally

•      STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty and exclude any
•      liability, for any errors, omissions or interruptions in the Index or its data; and
•      under no circumstances will Deutsche Börse Group and their licensors, research partners or data providers be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the Index or its data or generally in relation to the notes, even in circumstances where STOXX, Deutsche Börse Group and their licensors, research partners or data providers are aware that such loss or damage may occur.
The licensing agreement between the Bank and STOXX is solely for their benefit, and not for the benefit of the owners of the notes or any other third parties.

Historical Information
We obtained the information regarding the historical performance of the SX7E in the graph below from Bloomberg. The graph below illustrates the performance of the SX7E from January 1, 2015 through October 8, 2020.
We have not undertaken an independent review or due diligence of the information. The historical performance of the reference asset should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the reference asset on any coupon observation date, on the final valuation date, or at any other time during the term of the notes. We cannot give you any assurance that the performance of the reference asset will result in any positive return on your initial investment. Past performance of the reference asset is not indicative of the future performance of the reference asset.
Historical Performance of the EURO STOXX® Banks Index

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Jan-2016
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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
SCUSA, our affiliate, will purchase the notes at the principal amount and, as part of the distribution of the notes, will sell the notes to GS&Co. at a discount reflecting commissions of up to $40.00 per $1,000 principal amount of notes. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates for sale to the public and to certain securities dealers at the original issue price set forth on the cover of this pricing supplement. A fee will also be paid to SIMON Markets LLC, a broker-dealer affiliated with GS&Co., in connection with the distribution of the notes.
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product prospectus supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the original issue date.
Conflicts of interest
SCUSA is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA, GS&Co. and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co. and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA, GS&Co. and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co. and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Prohibition of Sales to EEA and United Kingdom Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES
See “Supplemental Discussion of Canadian Tax Consequences” on page PS-27 of the product prospectus supplement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the notes as prepaid derivative contracts with respect to the reference assets. You further agree to include any contingent coupon that is paid by the Bank (including on the maturity date or early redemption date) in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.
Under this treatment, you should generally recognize capital gain or loss upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year (and, otherwise, such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
However, it is possible that the IRS could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity or early redemption of your notes is determined, even though you will not receive any amounts from the Bank in respect of your notes prior to the maturity or early redemption of your notes. In such case, you may be treated as having a holding period in respect of your notes prior to the maturity or early redemption of your notes, and such holding period may be treated as less than one year even if you receive cash upon the maturity or early redemption of your notes at a time that is more than one year after the beginning of your holding period.
Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Section 1297. We will not attempt to ascertain whether the issuer of any reference asset constituent stock would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to treat contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 as subject to U.S. withholding tax and we currently do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any reference asset constituent stock would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a note upon a taxable disposition of the note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the notes are not “delta-one” with respect to any reference asset or any reference asset constituent stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a reference asset, any reference asset constituent stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of a reference asset, any reference asset constituent stock or the notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of a reference asset, any reference asset constituent stocks or the notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its notes in the context of its other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there may be no interest payments over the term of the notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and those of the issuers of the component stocks).